Exhibit 99.1

Welcome Letter

Welcome to an opportunity of a lifetime — you’re about to embark on a wondrous journey of building a great company via delighting our customers.

Everything that we do at SuccessFactors is based on some simple core values:

•	Customer satisfaction is our highest goal — and everything we do should drive it. That’s a little different than Southwest Airlines, which focuses on “high powered relationships,” but we believe that success in this area will allow us to take better care of our employees (read the book I’ve sent you and this will make more sense!).

•	Results are the most important thing, but we must get there ethically and legally.

•	Respect for the individual — play nice with others.

•	Celebrate team wins — and learn from our mistakes.

•	Kaizen: constant improvement... the blend of “kai” meaning “change” and “zen” meaning “for the better.”

•	Communicate clearly and truthfully.

•	Have fun!

As you join us, you will experience many things along the way. Your first month will include high expectations around learning our products, customers and competition. We believe that every employee can and should be able to speak on behalf of SuccessFactors to friends, family & colleagues. We will give you that information, and we will ask you to represent us proudly.

SuccessFactors’ product has the ability to dramatically enrich the employment relationship for our customers and their employees. What an amazing concept!

We have a great opportunity in the marketplace — but, I can’t tell you that it’ll be easy. We seek to improve what we do and how we do it every day, in every area of the company. If you’re invigorated by constant challenge, you’ll be very happy at SuccessFactors!

Welcome!
Lars Dalgaard
CEO

PS: We believe in mutual accountability at SuccessFactors — send me your signed copy of the attached “Rules of Engagement” — I want you to sign up for what I have!

These are the “rules of engagement” we ask all SuccessFactors employees to sign up for when they join the company. They are the foundation of how we do what we do.

  1. I will be passionate about SuccessFactors’ mission, about my work. I will love what we do for companies and employees everywhere.

  2. I will demonstrate respect for the individual. I will be nice and listen to others, and respect myself. I will act with integrity and professionalism.

  3. I will do what it takes to get the job done, no matter what it takes, but within legal and ethical boundaries.

  4. I know that this is a company, not a charity. I will not waste money. I will question every cost.

  5. I will present an exhaustive list of solutions to problems and suggest actionable recommendations.

  6. I will help my colleagues and recognize the team when we win. I will never leave them behind when we lose.

  7. I will constantly improve — Kaizen! I will approach every day as an opportunity to do a better job, admitting to and learning from my mistakes.

  8. I will selflessly pursue customer success.

  9. I will support the culture of meritocracy and pay for performance.

10. I will focus on results and winning — scoring points, not just gaining yardage.

11. I will be transparent. I will communicate clearly and be brutally honest, even when it’s difficult, because I trust my colleagues.

12. I will always be in sales and drive customer satisfaction.

13. I will have fun at work and approach my work with enthusiasm.

14. I will be a good person to work with — I will not be an a**hole.

15. I will not BCC (blind copy) anyone and never talk negatively and destructively behind someone’s back (character assassination); rather, I will confront them with the issue I am facing or wanted to comment to others about, to allow us a trusting and hyper-productive collaborative environment.

16. I recognize that I am personally a steward of this “Olympic flame,” and I know that if I lose my edge, it will trigger a wildfire, and we together have both the power to keep this open honest culture, or break it. DON’T DO IT. BE GOOD.

17. I agree to live these values. If my colleagues fail to live up to any of these rules, I will speak up and will help them correct; in turn, I will be open to constructive criticism from my colleagues should I fail to live by these values. I understand that my performance will be judged in part by how well I demonstrate these values in my daily work.